Exhibit 10.6.13

MRC Global Inc.

Restricted Stock Unit Award Agreement

(February 2024 rev.)

This Restricted Stock Unit Award Agreement (this “Agreement”), is made as of ______, 20___ (the “Grant Date”), between MRC Global Inc., a Delaware corporation (the “Company”), and [__________] (the “Participant”).

1.        Grant of Restricted Stock Units. The Company hereby grants to the Participant an award (the “Award”) of _______ Restricted Stock Units (“RSUs”). Each RSU represents the right of the Participant to receive one share of the common stock of the Company (a “Share”), less applicable withholding, following vesting of the RSU pursuant to Sections 3 and 4. During the period of vesting, the RSUs will be evidenced by entries in a bookkeeping ledger account that reflect the number of RSUs credited under the Plan for the Participant’s benefit. The RSUs shall be subject to the execution and return of this Agreement by the Participant to the Company (including as Section 21 provides). The Award is made under and pursuant to the MRC Global Inc. Omnibus Incentive Plan (as amended, the “Plan”) which Plan is incorporated in this Agreement by reference, and the Award is subject to Section 9 of the Plan and all the provisions of the Plan. Capitalized terms used in this Agreement without definition shall have the same meanings given such terms in the Plan.

2.        Forfeiture Restrictions; Rights of Participant

2.1.       The RSUs may not be sold, transferred, assigned or otherwise disposed of, and may not be pledged or otherwise hypothecated (the “Forfeiture Restrictions”), until vested pursuant to Section 3 or 4.

2.2.       A Participant shall have no voting rights with respect to any RSUs or any Shares corresponding to any RSUs; provided, that dividends or distributions declared or paid on the Shares corresponding to the RSUs by the Company shall be deferred and paid to the Participant at the same time as the RSUs in respect of which those dividends or distributions were made, become vested pursuant to this Agreement. If the RSUs are forfeited under this Agreement, the deferred dividends or distributions only with respect to the forfeited RSUs shall also be forfeited.

3.       Vesting Schedule. So long as the Participant has remained an employee of the Company or any of its Subsidiaries continuously from the Grant Date through the applicable vesting date, the Forfeiture Restrictions shall lapse and the Participant shall become vested in the Award in accordance with the following schedule, subject to Section 4:

Vesting Date	Percentage of Award Vested

First anniversary of Grant Date	34%

Second anniversary of Grant Date	67%

Third anniversary of Grant Date	100%

4.        Certain Vesting. Notwithstanding Section 3 above, the vesting of the Award shall change upon the occurrence of certain events as follows:

4.1.       Death or Disability. Upon the Participant’s Termination by reason of the Participant’s death or Disability at any time on or after the Grant Date and prior to the third anniversary of the Grant Date, all unvested Shares subject to the Award shall vest.

4.2.       Change in Control.

(a)        Upon a Change in Control, the successor corporation (or a parent thereof) may assume or replace the unvested RSUs pursuant to this Agreement with comparable restricted stock units of the successor corporation (or a parent thereof) so long as the shares to be issued upon vesting are publicly traded and listed on a major stock exchange such as the New York Stock Exchange or the NASDAQ; provided that the Participant’s employment has not terminated prior to the Change in Control.

(b)        The Committee (as it exists prior to the Change in Control) shall make the determination of the comparability of replacement restricted stock units under Section 4.2(a) based upon the Fair Market Value of the Shares underlying the RSUs at the time of the Change in Control and, that determination shall be final, binding and conclusive. This Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

(c)        If the RSUs are, in connection with the Change in Control, either assumed by the successor corporation (or a parent thereof) or replaced with comparable restricted stock units of the successor corporation (or a parent thereof) and, while the Participant’s shares are not yet fully vested, the Participant’s employment terminates due to Involuntary Termination, the vesting of the RSUs shall be accelerated in full, and the total number of RSUs remaining subject to the Award shall be deemed vested effective as of the effective date of the Participant’s Involuntary Termination.

(d)        Upon a Change in Control, if the unvested RSUs pursuant to this Agreement are not assumed or replaced pursuant to Section 4(a), the Award shall become 100% vested and all Forfeiture Restrictions shall lapse effective immediately prior to the date of the Change in Control; provided that the Participant’s employment has not terminated prior to that date, and the vested RSUs shall be settled in accordance with Section 6.

(e)        In this Agreement, the following capitalized terms shall have the meaning given to each in this Section 4.2(c):

  (i)        "Cause” means the Participant’s

   (1)       continuing failure, for more than ten days after the Company’s written notice to the Participant of the failure, to perform such duties as the Company reasonably requests,

   (2)       failure to observe material policies generally applicable to officers or employees of the Company unless the failure is capable of being cured and is cured within ten days of the Participant receiving written notice of the failure,

   (3)       failure to cooperate with any internal investigation of the Company Group;

   (4)       commission of any act of fraud, theft or financial dishonesty with respect to the Company Group or indictment or conviction of any felony; or

   (5)       material violation of the provisions of this Agreement unless the violation is capable of being cured and is cured within ten days of the Participant receiving written notice of the violation;

provided that it shall not be Cause if a failure in Sections 4.2(c)(1), (2) or (3) is a result of the Participant’s Disability or a violation in Section 4.2(c)(5) occurs because the Participant’s Disability frustrates the Participant’s ability to perform.

      (ii)      "Company Group” means the Company (or its successor) and any other entities controlled by, controlling or under common control with the Company (or its successor).

  (iii)     "Good Reason” means:

   (1)       a material and adverse change in the Participant’s duties or responsibilities;

   (2)       a reduction in the Participant’s annual base salary or target annual bonus percentage;

(3)      a failure during any one calendar year of the Company to grant the Participant long-term incentive awards in stated value as a percentage of Participant’s annual base salary at least equal to the percentage that the Participant received prior to the Change in Control; provided that if the Company grants to the Participant long-term incentive awards that are intended to cover annual grants for multiple years, the stated value of any such multi-year grants shall be credited to the appropriate future years;

(4)      breach by the Company of any material provision of this Agreement; or

(5)      relocation of the Participant’s principal place of employment by more than 50 miles from the Participant’s then current principal place of employment;

provided, that the Participant must give notice of Termination for Good Reason within 60 days of the occurrence of the first event giving rise to Good Reason.

  (iv)      “Involuntary Termination” means the Termination of Participant’s employment by the Company Group without Cause or Termination of Participant’s employment with the Company Group for Good Reason, and, in each case, other than by reason of death or Disability.

4.3.       Retirement. If the Participant’s employment with the Company Group Terminates and either:

    (a)        the Participant is at least 65 years of age, or

    (b)        the Participant’s age plus years of service equal to at least 80,

in each case, upon that Termination, the Award shall continue to vest in accordance with the vesting schedule in Section 3 as if the Participant remained employed with the Company and its Subsidiaries so long as the Participant does not engage in a “Prohibited Activity” as defined on Exhibit A. Any Termination described in this Section 4.3 shall in this Agreement be referred to as a “Retirement”. Notwithstanding the foregoing in this Section 4.3, the Participant must remain employed with the Company on or after the first anniversary of the Grant Date for this Section 4.3 to have effect unless the Company waives the one-year period.

5.        Forfeiture

5.1.       Termination of Employment. Any portion of the Award that has not vested as of the day following the date of the Participant’s Termination for any reason other than Retirement, death or Disability shall be forfeited upon the Termination, and all RSUs subject to the forfeited portion of the Award shall be cancelled and terminated without payment of consideration therefor, and the Participant shall cease to have any rights with respect to those forfeited RSUs.

5.2.       Retirement. In the case of a Termination by reason of Retirement, if the Participant engages in any Prohibited Activity (as defined in Exhibit A) following his Retirement, the non-vested portion of the Award may, in the sole discretion of the Committee, be immediately cancelled without payment of consideration therefor. If the Company receives an allegation of a Prohibited Activity, the Company, in its discretion, may suspend the vesting of the Award for up to three months to permit the investigation of the allegation. If the Company determines that the Participant did not engage in any Prohibited Activities, the Company shall settle the RSUs as required under Section 6 with respect to RSUs that would have otherwise vested but for the suspension of vesting.

6.        Settlement of the RSUs

  6.1.       On the date a RSU becomes vested pursuant to Section 3 or Section 4, the Company shall issue to the Participant one Share, less applicable withholding, in exchange for each vested RSU, and thereafter the Participant shall have no further rights with respect to such vested RSU. The Company shall cause those Shares to be issued in book-entry form or to be delivered in the form of a stock certificate to the Participant (or the Participant’s executor, administrator, guardian or other legal representative) in exchange for the RSUs awarded under this Agreement, and those Shares shall be transferable by the Participant (except as may be provided under Sections 13, 14 and 15). If the Board or the Committee determines Shares are not available for payment pursuant to the Plan, the payment shall then be made in cash based on the Fair Market Value of the Shares on the date that payment is required.

  6.2.       Dividends.

  (a)        If prior to the cancellation, termination or forfeiture of all of the RSUs the Participant holds any RSUs and the Company pays a dividend in cash with respect to its outstanding Shares (a “Cash Dividend”), then the Company will pay to the Participant in cash, an amount equal to the product of (a) the RSUs that have not been cancelled, terminated, forfeited or exchanged and (b) the amount of the Cash Dividend paid per Share (the “Dividend Equivalent”). Dividend Equivalents shall be subject to the same restrictions, limitations and conditions applicable to the RSU for which such Dividend Equivalent was awarded and will be paid in cash at the same time and on the same basis as such RSU.

  (b)        If prior to the cancellation, termination or forfeiture of all of the RSUs the Participant hold any RSUs and the Company pays a dividend in Shares with respect to its outstanding Shares, then the Company will increase the RSUs awarded under this Agreement by an amount equal to the product of (a) the RSUs that have not been cancelled, terminated, forfeited or exchanged and (b) the number of Shares paid by the Company per Share (collectively, the “Stock Dividend RSUs”). Each Stock Dividend RSU will be subject to the same restrictions, limitations and conditions applicable to the RSU for which such Stock Dividend RSU was awarded and will be exchanged for Shares at the same time and on the same basis as such RSU.

7.        Restrictive Covenant. In consideration of the Award that the Company has granted to Participant in this Agreement, Participant agrees not to engage in Prohibited Activity during Participant’s employment with the Company Group and for a period of [CEO: 24][EVP:18][SVPs: 12][all others: six] months after Participant’s Termination of employment with the Company Group (the “Restricted Period”). If the Participant engages in a Prohibited Activity during the Restricted Period, the Company or its appropriate Subsidiaries may seek an injunction from a court of competent jurisdiction to prevent Participant from engaging in the Prohibited Activity during the Restricted Period without the necessity of posting bond or other security to obtain the injunction. Both the Company and the Participant agree that monetary damages alone are an insufficient remedy for breach of the foregoing covenant. The Company or its appropriate Subsidiaries may seek monetary damages in addition to an injunction, and the covenant in favor of the Company Group in this Agreement is in addition to, and not in lieu of, any similar covenants that Participant may have entered into in favor of any member of the Company Group in any employment or other agreement. To the extent that a court of competent jurisdiction rules that the restrictions in the foregoing covenant are too broad, these restrictions shall be interpreted and construed in the broadest possible manner to provide the Company Group the broadest possible protection, including (without limitation) with respect to geographic coverage, activities of the Company Group’s businesses and time of applicability of the restrictions.

8.        No Right to Continued Employment. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or its Subsidiaries to Terminate the Participant’s employment, nor confer upon the Participant any right to continuance of employment by the Company or any of its Subsidiaries or continuance of service as a Board member.

9.        Withholding of Taxes. To the extent that the vesting of the RSUs or a distribution under the Agreement results in income to the Participant for any income, employment or other tax purposes with respect to which the Company Group has a withholding obligation, the Participant (or the Participant’s estate) shall be required to pay to the Company (or any Affiliate that employs the Participant) at such time required under applicable law, and the Company (or any Affiliate that employs the Participant) shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of such Award, or any payment or transfer under, or with respect to, such Award, and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment or withholding of such withholding taxes. The Participant may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold from a Share payment the number of Shares having a Fair Market Value on the date the withholding is to be determined equal to the withholding amount. The Participant shall be solely responsible for the payment of all taxes relating to the payment or provision of any amounts or benefits under this Agreement.

10.      Modification of Agreement. This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto, except as otherwise permitted under the Plan.

11.      Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

12.      Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the jurisdiction set forth in the Plan, without giving effect to the conflicts of laws principles of such jurisdiction. Notwithstanding any other provision of this Agreement, if the Participant is subject to income taxation in the United States and is a “specified employee” (within the meaning of Section 409A of the U.S. Internal Revenue Code) and an excise tax would be applicable under this Agreement pursuant to Section 409A, no payments shall be made pursuant to this Award due to a “separation from service” (within the meaning of such Section 409A) for any reason before the date that is six months after the date on which the Participant incurs such separation from service.

13.      Securities Laws. Upon the acquisition of any Shares pursuant to the lapse of restrictions provided for under this Agreement, the Participant will make written representations, warranties and agreements as the Committee may reasonably request to comply with applicable securities laws or with this Agreement.

14.      Legend on Certificates. The certificates representing any Shares acquired pursuant to this Award may be subject to such stop transfer orders and other restrictions as the Committee, in its discretion, may deem advisable under the Plan or under applicable state and federal securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange unless an exemption to such registration or qualification is available and satisfied. The Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

15.      Underwriter Lockup Agreement. In the event of any underwritten public offering of securities by the Company, the Participant agrees to the extent requested in writing by a managing underwriter, if any, not to sell, transfer or otherwise dispose of any Shares acquired pursuant to this Award (other than as part of such underwritten public offering) during the time period reasonably requested by the managing underwriter, not to exceed 180 days or such shorter period as such managing underwriter may permit.

16.      Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Participant’s legal representatives. All obligations imposed upon the Participant and all rights granted to the Company under this Agreement shall be binding upon the Participant’s heirs, executors, administrators and successors.

17.      Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made under this Agreement shall be final, binding and conclusive on the Participant, the Participant’s heirs, executors, administrators and successors, and the Company and its Subsidiaries for all purposes. By accepting the grant pursuant to this Agreement, the Participant confirms that Participant is subject to the policies of Participant’s employing company within the Company Group (except as may be specifically modified in an employment agreement), including (without limitation) any policy requiring mandatory arbitration of employment disputes and the grant pursuant to this Agreement is further consideration of those policies.

18.      Non-Transferability. Subject to the terms of the Plan, no rights under this Agreement shall be transferable otherwise than by will, the laws of descent and distribution, and, except to the extent otherwise provided in this Agreement, the rights and the benefits of the Agreement may be exercised and received, respectively, during the lifetime of the Participant only by the Participant or by the Participant’s executor, administrator, guardian or other legal representative.

19.      Entire Agreement. This Agreement constitutes the entire understanding between the Participant and the Company and its Subsidiaries with respect to the Award, and supersedes all other agreements, whether written or oral, with respect to the Award.

20.      Headings; References. The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. Unless the contest clearly requires to the contrary, references in this Agreement to Sections mean the sections of this Agreement; references to the singular include the plural, and vice versa; and references to Awards, Shares and RSUs mean the Awards, Shares and RSUs subject to this Agreement.

21.      Counterparts and Electronic Administration. This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement. This Agreement may be signed by indicating assent to be bound by this Agreement through an electronic trading system that the Company establishes or sponsors rather than a physical signature.

MRC Global Inc.

By:
Name:
Title:

Participant

By:
Name:
Title:

Exhibit A

Non-Competition and Non-Solicitation

A “Prohibited Activity” shall be deemed to have occurred, if the Participant:

(i) divulges any non-public, confidential or proprietary information of the Company or of its past or present subsidiaries (collectively, the “Company Group”), but excluding information that:

(a) becomes generally available to the public other than as a result of the Participant’s public use, disclosure, or fault,

(b) becomes available to the Participant on a non-confidential basis after the Participant’s employment termination date from a source other than a member of the Company Group prior to the public use or disclosure by the Participant; provided that the source is not bound by a confidentiality agreement or otherwise prohibited from transmitting the information by a contractual, legal or fiduciary obligation,

(c) is independently developed, discovered or arrived at by the Participant without using any of the information from the Company Group, or

(d) is disclosed by the Participant pursuant to a requirement of law, court order or legal, governmental, judicial, regulatory or similar process, or

(ii) directly or indirectly, consults with, becomes a director, officer or partner of, conducts, participates or engages in, or becomes employed by, any business that is competitive with the business of any current member of the Company Group, wherever from time to time conducted throughout the world, including situations where the Participant solicits or participates in or assists in any way in the solicitation or recruitment, directly or indirectly, of any employees of any current member of the Company Group. For the avoidance of doubt, businesses that compete with the Company’s business include (without limitation) the distribution business to the energy industry of NOW Inc., RK Supply, Elite Supply, Jet Specialty, Charbonneau Industries, the Sunbelt business of Floworks, Russell Metals, Score Group, the industrial business of Ferguson/Wolseley, Van Leeuwen and the distribution businesses of Marubeni and Sumitomo and their successors.